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                                                                   EXHIBIT 10.13

                           MEMORANDUM OF UNDERSTANDING

                 DEVELOPMENTAL ALLIANCE TO MANUFACTURE ADVANCED
                SEMICONDUCTOR POWER PROTECTION DEVICES & RELATED
                       TECHNOLOGY BETWEEN IN AIC AND NSC

Considering,

         that AIC Semiconductor Sdn. Bhd. (AIC), a Malaysian Corporation, is interested in developing relationships with appropriate international technology firms that may bring commercial value to AIC;

         that National Scientific Corporation (NSC), a U.S. Texas Corporation located at 4455 East Camelback Road Ste. E-160, Phoenix, Arizona, owns certain rights, title, and interest in and to various semiconductor technology patents and patent applications and has partnerships that do likewise;

         that NSC, as well as its technology partners is willing to enter into a licensing and technology transfer agreement to have its advanced power protection semiconductor technology developed and manufactured and in the Kulim area in Malaysia;

         that NSC is willing and able to solicit demand for, and otherwise promote and market in North America and elsewhere, its products manufactured at AIC in Malaysia, as well as for other appropriate products and services from Malaysia;

         that AIC is willing and able to solicit demand for, and otherwise promote and market in the to-be-determined sections of Asia, its products manufactured by AIC in Malaysia under agreement with NSC.

Conscious,

         that the development of the high technology will produce a requirement for enhanced technology procedures in Kulim;

         that the technology development can raise significant advantages to the developing parties by helping to bring them both increased sales;

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         that the technology transfer and manufacturing capabilities require certain investments in capital, labor and expertise from all parties;

         that NSC and its partners are willing to provide technical support and expertise to help develop this program as required;

         that AIC can provide around 6,000 sqft. of appropriate clean room space in Kulim to use for the manufacture of this technology;

         that these issues require specific detailed discussions before a full agreement can be made.

Recognizing,

         the responsibilities of the parties involved, according to their respective roles and competencies, that they have in creation of this agreement;

         that this initiative was formed and tasked with developing an "Agreement regarding Technology Transfer and Secure Manufacturing Regarding Thyristors, Schottky Diodes, and Related Technology."

Is of the view,

         that the parties will attempt to reach a more detailed agreement on or before July 31, 2001;

         and if and until such a detailed agreement is reached, none of the parties are committed to any investments beyond a general planning and feasibility dialogue;

         and that the parties should be free to briefly communicate in general terms only and with prior approval of the other party, to the appropriate media the nature of their alliance, in order to help gain strong support for the growth of technology in Malaysia in general.

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Done in Kulim, Malaysia:

Monday June 21, 2001, by and between,

   /s/ Mohamud Ariff Puteh
   -----------------------
for AIC

   President
   ---------
Title:

   /s/ L.L. "Lou" Ross
   -------------------
Mr. L.L. "Lou" Ross for National Scientific Corporation

Title: Chief Executive Officer
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